EXHIBIT 10.1

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                             RESTRUCTURING AND NOTE

                                    AGREEMENT

                                 BY AND BETWEEN

                           TALK AMERICA HOLDINGS, INC.

                                       AND

                              AMERICA ONLINE, INC.

                            AS OF SEPTEMBER 19, 2001










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                                TABLE OF CONTENTS
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Article I  ISSUANCE OF WARRANT SHARES AND CANCELLATION OF WARRANTS;
      ISSUANCE OF CONVERTIBLE NOTE; CLOSING.....................................................1

   1.1     Cancellation of Warrants.............................................................1
   1.2     Issuance of Convertible Note.........................................................2
   1.3     Closing Date.........................................................................2

Article II  REPRESENTATIONS AND WARRANTIES OF INVESTOR..........................................2

   2.1     Organization, Standing, etc..........................................................2
   2.2     Authorization and Binding Effect.....................................................2
   2.3     Investment Purposes Only.............................................................2

Article III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................3

   3.1     Organization, Standing, etc..........................................................3
   3.2     Authorization; Binding Effect........................................................4
   3.3     Valid Issuance of Shares.............................................................4
   3.4     No Violations; Consents and Approvals................................................5
   3.5     Litigation...........................................................................6
   3.6     Compliance with Applicable Law.......................................................6
   3.7     Disclosure...........................................................................6
   3.8     Changes..............................................................................7
   3.9     Undisclosed Liabilities..............................................................8
   3.10    Nasdaq Listing.......................................................................8
   3.11    Capitalization; Options and Warrants.................................................8
   3.12    Subsidiaries.........................................................................9
   3.13    Contracts............................................................................9
   3.14    Brokers or Finders..................................................................10
   3.15    SEC Registration....................................................................10
   3.16    Company Activity....................................................................10


Article IV   TERMS OF THE NOTES................................................................10

   4.1     Registration, Exchange and Transfer.................................................10
   4.2     Conversion..........................................................................12
   4.3     Adjustment of Conversion Price......................................................14
   4.4     No Adjustment.......................................................................17
   4.5     Notice of Adjustment................................................................17
   4.6     Notice of Certain Transactions......................................................17
   4.7     Effect of Reclassifications, Consolidations, Mergers or Sales on
             Conversion Privilege. ............................................................17
   4.8     Redemption..........................................................................18
   4.9     Notice of Redemption................................................................19
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   4.10    Surrender of a Convertible Note Upon Conversion.....................................19
   4.11    Replacement of Convertible Notes....................................................20
   4.12    Seniority of Obligations............................................................20
   4.13    Security Interests..................................................................20
   4.14    Intercreditor Agreement.............................................................20

Article V   COVENANTS..........................................................................20

   5.1     Access and Information..............................................................20
   5.2     Periodic Financial Statements.......................................................21
   5.3     Incurrence; Redemption, Repurchase or Prepayment of Subordinated Indebtedness.......21
   5.4     Modifications to Organic Documents..................................................23
   5.5     Further Assurances..................................................................23
   5.6     Perfection of Security Interest.....................................................24
   5.7     Contracts with Certain Stockholders.................................................24
   5.8     Guarantee and Security Agreement....................................................24
   5.9     Restrictions on Senior Indebtedness; Definition of Indebtedness.....................24
   5.10    Restriction on Hedging..............................................................25
   5.11    Limitation on Dividends and Distributions...........................................25
   5.12    Limitations on Transfer of Intellectual Property....................................25
   5.13    Publicity...........................................................................25
   5.14    Liens  .............................................................................26
   5.15    Compliance with Laws................................................................26
   5.16    Continued Listing of Common Stock...................................................26


Article VI   DEFAULT AND REMEDIES..............................................................27

   6.1     Events of Default...................................................................27
   6.2     Remedies............................................................................28

Article VII   DELIVERIES AT CLOSING............................................................28

   7.1     Deliveries by the Company...........................................................28
   7.2     Deliveries by the Investor..........................................................29

Article VIII MISCELLANEOUS.....................................................................29

   8.1     Transfer and Other Taxes............................................................29
   8.2     Brokers.............................................................................29
   8.3     No Waivers; Amendments..............................................................29
   8.4     Successors and Assigns..............................................................30
   8.5     Severability........................................................................30
   8.6     Notices.............................................................................30
   8.7     Termination of Investment Agreement.................................................30
   8.8     Entire Agreement....................................................................30
   8.9     Exhibits, Schedule and Disclosure Letter............................................31
   8.10    Governing Law.......................................................................31

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   8.11    Counterparts........................................................................31
   8.12    Cooperation.........................................................................31
   8.13    Expenses and Remedies...............................................................31
   8.14    No Third Party Beneficiaries........................................................31
   8.15    Rules of Interpretation.............................................................31


EXHIBITS

Exhibit A-1                Form of Convertible Note
Exhibit A-2                Form of Convertible Note
Exhibit A-3                Election to Convert
Exhibit B                  Registration Rights Agreement
Exhibit C                  Form of Security Agreement
Exhibit D                  Form of Intercreditor Agreement
Exhibit E                  Form of Master Subsidiary Guarantee, Security Agreement,
                           Collateral Assignment and Equity Pledge

SCHEDULES

Schedule 1



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                        RESTRUCTURING AND NOTE AGREEMENT

         RESTRUCTURING AND NOTE AGREEMENT, dated as of September 19, 2001 (the "Agreement"), by and between TALK AMERICA HOLDINGS, INC., a Delaware corporation (the "Company") and AMERICA ONLINE, INC., a Delaware corporation (the "Investor").

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, the Company (formerly Tel-save.com, Inc.) and the Investor entered into an Investment Agreement dated as of December 31, 1998, as amended in February, 1999 and August 2, 2000 (the "Investment Agreement"), pursuant to which, among other things, (i) the Investor purchased from the Company 4,121,372 shares of the Common Stock, par value $0.01 per share ("Common Stock"), of the Company (the "Existing Shares"), and (ii) the Company obligated itself to make certain "make whole" payments to the Investor (the "Make-Whole Obligation") with respect to the Existing Shares; and

         WHEREAS, the Investor holds (i) a warrant, dated as of February 22, 1997 (as amended and restated as of May 14, 1998), to purchase 2,721,984 shares of Common Stock (the "Performance Warrant") and (ii) a warrant, dated as of May 14, 1998, to purchase 1,000,000 shares of Common Stock (the "Further Warrant" and together with the Performance Warrant, the "Warrants");

         WHEREAS, the Company and the Investor have entered into Amendment No. 6 (the "Amendment") to that certain Telecommunications Marketing Agreement dated as of February 22, 1997, as amended from time to time;

         WHEREAS, the Company desires to issue two 8% secured convertible promissory notes of the Company in the principal amounts of $34,000,000 and $20,000,000 respectively, substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (collectively, the "Convertible Note") in exchange for the Make-Whole Obligation and to issue an additional 3,078,628 shares of Common Stock (with no effect on the Existing Shares which shall be retained by Investor) in exchange for the Warrants, all on the terms and conditions of this Agreement; and

         WHEREAS, Investor desires to effectuate such exchanges offered by the Company all on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

            ISSUANCE OF WARRANT SHARES AND CANCELLATION OF WARRANTS;
                      ISSUANCE OF CONVERTIBLE NOTE; CLOSING

     1.1 Cancellation of Warrants. Pursuant to the terms and subject to the conditions



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set forth in this Agreement, on the date hereof, (a) the Investor hereby delivers the Warrants to the Company for cancellation and (b) in exchange therefor, the Company hereby issues and delivers to Investor 3,078,628 shares of Company Common Stock (the "Additional Shares" and together with the Convertible Note, the "Securities") in addition to the Existing Shares previously issued and delivered (the Additional Shares and the retained Existing Shares, collectively, the "Warrant Shares").

     1.2 Issuance of Convertible Note. Pursuant to the terms and subject to the conditions set forth in this Agreement, in exchange for the issuance and delivery by the Company to the Investor of the Convertible Note, the execution and delivery by the Company of the Security and Pledge Agreement in the form attached hereto as Exhibit B (the "Security Agreement"), the Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), the Intercreditor Agreement in the form attached hereto as Exhibit D (the "Intercreditor Agreement") and the execution and delivery by the Granting Subsidiaries (as defined in Section 3.1, below) parties thereto of the Master Subsidiary Guarantee, Security Agreement, Collateral Assignment and Equity Pledge substantially in the form attached as Exhibit E hereto (the "Guarantee and Security Agreement" and, together with this Agreement, the Security Agreement, the Registration Rights Agreement and the Intercreditor Agreement, the "Transaction Documents")), the Investor hereby cancels the Make-Whole Obligation and terminates in all respects the Investment Agreement, without any further liability or obligation of any party thereunder.

     1.3 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Arnold & Porter, 1600 Tysons Boulevard, Suite 900, McLean, VA 22102-4865 on the date hereof (the "Closing Date").

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         Investor hereby represents and warrants to the Company as follows:

     2.1 Organization, Standing, etc. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 Authorization and Binding Effect. The Investor has the corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by the Investor and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Investor.

     2.3 Investment Purposes Only.

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         (a) Investor is acquiring the Securities (and, upon conversion of any
Convertible Note, the Conversion Shares), for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

         (b) Investor understands that the Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or registered or qualified under any state securities or "blue sky" laws, by reason of their issuance in a transaction which does not require registration under the Securities Act or registration or qualification under the securities or "blue sky" laws of any state, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or registered or qualified under applicable state securities or "blue sky" laws or is exempt from registration or qualification.

         (c) Investor further understands that the exemption from registration afforded by Rule 144, promulgated by the SEC under the Securities Act, the provisions of which are known to the Investor, depends upon the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sales under certain circumstances and only in limited amounts.

         (d) Investor has been furnished with the information it has requested from the Company and has had an opportunity to discuss with officers of the Company the business and financial affairs of the Company.

         (e) Investor has (i) such knowledge and experience in business and financial matters and with respect to investments in securities of publicly and privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto and (ii) has no need for liquidity in its investment in the Company and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

         (f) Investor is an "accredited investor" as defined in Regulation D promulgated under the Securities Act and, if applicable, is an "Institutional Buyer" under the "blue sky" or securities laws of the state in which Investor resides.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investor as follows:

     3.1 Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Granting Subsidiary (as defined below) is duly organized and validly existing and, as applicable, is in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and the Granting Subsidiaries is duly qualified or licensed and, as applicable, is in good standing as a foreign corporation, in each


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jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 3.4). Each of the Company and the Granting Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted. The Company has heretofore made available to the Investor complete and correct copies of the Amended and Restated Certificate of Incorporation of the Company (the "Company Charter") and the By-laws of the Company (the "Company By-Laws") and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of the Granting Subsidiaries, each as amended to date and currently in full force and effect. For purposes of this Agreement, a "Granting Subsidiary" is (a) any Subsidiary (as defined in Section 3.12 of this Agreement) of the Company that has, as of the date of this Agreement or at any time after the date of this Agreement, more than $25,000 in assets, except for Compco, Inc., a Delaware corporation ("Compco"), and any Subsidiaries of Compco, none of which is a Granting Subsidiary and (b) if, at any time after the date hereof, the Subsidiaries that are not Granting Subsidiaries hereunder collectively would otherwise have more than $100,000 in assets, those Subsidiaries having $25,000 or less in assets that have the largest dollar value of assets to the extent necessary to cause the remaining Subsidiaries that are not Granting Subsidiaries collectively to have no more than $100,000 in assets. The Disclosure Letter (as defined in Section 3.4 of this Agreement) sets forth a complete list of all Granting Subsidiaries as of the date hereof, and except for the listed Granting Subsidiaries and Compco, no Subsidiary of the Company has more than $25,000 in assets and the Subsidiaries that are not Granting Subsidiaries by virtue of having not more than $25,000 in assets do not collectively have more than $100,000 in assets.

     3.2 Authorization; Binding Effect. Each of the Company and its Granting Subsidiaries has, as applicable, the corporate power and authority to execute and deliver the Transaction Documents and the Convertible Note to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and, in the case of the Company, to issue and sell the Securities. The execution, delivery and performance of the Transaction Documents and the issuance and delivery of the Securities have been duly authorized by all necessary corporate action on the part of the Company and the Granting Subsidiaries. The Transaction Documents and the Convertible Note constitute valid and legally binding obligations of the Company and the Granting Subsidiaries that are parties thereto, enforceable against them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless whether enforcement is sought in a proceeding at law or in equity.

     3.3 Valid Issuance of Shares. The Existing Shares have been, the Warrant Shares, when issued, sold and delivered in accordance with the terms hereof, and the Conversion Shares, if and when issued upon conversion of any Convertible Note, will have been, duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable, free and clear of any liens, charges, claims or encumbrances other than limitations imposed by applicable securities laws or

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applicable regulatory limitations; the Existing Shares are not, the Warrant
Shares when issued, sold and delivered in accordance with the terms hereof will not be, and the Convertible Shares, if and when issued upon conversion of any Convertible Note will not be, subject to restrictions on transfer except as specifically provided in this Agreement or the Registration Rights Agreement or by applicable securities laws or applicable regulatory limitations.

     3.4 No Violations; Consents and Approvals.

         (a) Neither the execution or delivery by the Company or the Granting Subsidiaries of the Transaction Documents or the Convertible Note to which they are a party, the consummation by the Company and the Granting Subsidiaries of the transactions contemplated hereby or thereby, nor the performance by the Company and the Granting Subsidiaries of their respective obligations hereunder or thereunder (i) will result in a violation or breach of the Company Charter or the Company By-laws or the charter and by-laws or such other comparable organizational documents of any of the Company's Subsidiaries or (ii) will result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or, except as contemplated by any Transaction Document, result in the creation of any lien, mortgage, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Company or any of the Granting Subsidiaries under, (A) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, right, certification, exemption, order, franchise, permit or concession (each a "Permit") to which the Company or any of the Subsidiaries is a party or by which any of their properties or assets may be bound, or (B) subject to the governmental filings and other matters referred to in clause (b) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any of the Subsidiaries, except, in the case of clause (ii), for violations, breaches, defaults, rights of cancellation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a material adverse effect on the business, properties, operations, financial condition, income or business prospects of the Company and its Subsidiaries, taken as a whole, as presently being conducted ("Material Adverse Effect"). No third party has any pre-emptive rights, or rights of first refusal or first opportunity or similar rights to purchase, or to offer to purchase, all or any part of the Securities. Except as set forth in the disclosure letter simultaneously delivered to the Investor on the Closing Date (the "Disclosure Letter"), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state, local or foreign (a "Governmental Entity") (other than filings required by the securities laws or any communication laws of any applicable Governmental Entity, including without limitation the Federal Communication Commission) is required with respect to the Company or any of the Granting Subsidiaries in connection with the execution, delivery or performance by the Company or any of the Granting Subsidiaries, as applicable, of the Transaction Documents or the consummation by the Company or


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any of the Granting Subsidiaries, as applicable, of the transactions contemplated hereby or thereby.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with any applicable Governmental Entity, including without limitation the Federal Communication Commission, under any communications laws and relating to licenses held by the Company or any of the Granting Subsidiaries is required with respect to the Investor in connection with the execution, delivery or performance by the parties to the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, except as set forth in the Disclosure Letter.

     3.5 Litigation. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or currently threatened against the Company or any of the Subsidiaries which questions the validity of the Transaction Documents or the Convertible Note or the right of the Company or any of the Granting Subsidiaries, as applicable, to enter into them or to consummate the transactions contemplated hereby or thereby. Except as set forth in the Disclosure Letter or as disclosed in the SEC Filings (as defined in Section 3.7), as of the date of this Agreement, there is no action, suit, proceeding or investigation pending or currently threatened which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect. Except as set forth in the Disclosure Letter or as disclosed in the SEC Filings (as defined in Section 3.7), as of the date of this Agreement, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against the Company or any of the Subsidiaries that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect.

     3.6 Compliance with Applicable Law. Except as set forth in the Disclosure Letter or as disclosed in the SEC Filings, each of the Company and the Granting Subsidiaries is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it, including without limitation the United States Federal Communications Commission, that relate to its respective business, and neither the Company nor any of the Granting Subsidiaries has received any notice alleging noncompliance except, with reference to all of the foregoing, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Granting Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect and the Company and the Granting Subsidiaries are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

     3.7 Disclosure. (a) The Company has made publicly available or has otherwise provided to the Investor (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Annual Report"), as filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as

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amended (the "Exchange Act"); (ii) the Company's proxy statement for its 2000
Annual Meeting of Stockholders; (iii) the Company's report on Form 10-Q for the fiscal quarter ended March 31, 2001, as filed with the SEC pursuant to the Exchange Act; (iv) the Company's report on Form 10-Q for the fiscal quarter ended June 30, 2001 as filed with the SEC pursuant to the Exchange Act (the reports described in subsection 3.7(a)(iii) above and in this subsection 3.7(a)(iv) shall hereinafter be referred to as the "Quarterly Reports"); and (v) all other reports and registration statements, if any, as filed by the Company with the SEC since June 30, 2001 (the documents referred to in clauses (i)-(v) above being referred to herein, collectively, as the "SEC Filings"). As of their respective dates, the SEC Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2000, the Company has timely filed with the SEC all reports, documents, registration statements, definitive proxy statements and all other filings required to be made with the SEC under the rules and regulations of the SEC, and all such reports, documents, registration statements, definitive proxy statements and other filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable. The audited consolidated financial statements of the Company included or incorporated by reference in the 2000 Annual Report and the unaudited consolidated financial statements contained in the Quarterly Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except as may be indicated therein or in the notes thereto, and fairly present the financial position of the Company as of the dates thereof and the results of its operations, and subject, in the case of the unaudited interim consolidated financial statements, to normal year-end adjustments.

     3.8 Changes. Between December 31, 2000 and the date of this Agreement, except (1) as contemplated by this Agreement, (2) as disclosed in the SEC Filings, or (3) as set forth in the Disclosure Letter, there has not been:

         (a) any changes in the assets, liabilities, financial condition, operating results or, to the best of the Company's knowledge, prospects, of the Company and the Subsidiaries from that reflected in the 2000 Annual Report, except changes in the ordinary course of business that have not had, in the aggregate, a Material Adverse Effect;

         (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

         (c) any waiver or compromise by the Company or any of the Subsidiaries of a material right or of a material debt owed to it;

         (d) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of the Subsidiaries, except in the ordinary course of business and which would not result in a Material Adverse Effect;


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         (e) any change to a material contract or arrangement by which the
Company or any of the Subsidiaries or any of their assets is bound or subject, or any breach or waiver of any breach of or under any such contract or amendment (or the occurrence of any event which would, as a result of the passage of time, become or result in such a breach or waiver) which change, breach or waiver has had a Material Adverse Effect;

         (f) any sale, assignment or transfer to a third party that is not an Affiliate (as hereinafter defined) of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

         (g) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company or any of the Granting Subsidiaries, with respect to any of their material properties or assets, except Liens for taxes not yet due or payable;

         (h) any declaration, setting aside or payment or other distribution in respect of any of the Company's or the Subsidiaries' capital stock; or

         (i) any event or condition of any type that has (or will as a result of the passage of time) materially and adversely affected (or affect) the business, properties, financial condition, or to the best of the Company's knowledge, the business prospects of the Company or any of the Subsidiaries.

     For purposes of this Agreement the term "Affiliate" means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. Without limiting the foregoing, the direct or indirect ownership of 50% or more of the outstanding voting securities of an entity, or the right to receive 50% or more of the profits or earnings of an entity, shall be deemed to constitute control.

     3.9 Undisclosed Liabilities. Except as set forth in the Disclosure Letter, the Company and the Subsidiaries have no liability (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be shown on a balance sheet, except for (i) liabilities reflected in the SEC Filings, (ii) liabilities that have arisen since December 31, 2000 in the ordinary course of business and
(iii) contractual liabilities incurred in the ordinary course of business.

     3.10 Nasdaq Listing. The Common Stock is currently traded on the Nasdaq Stock Market's National Market (the "NNM"). Nothing in this Section 3.10 shall be interpreted to preclude the Company from listing its Common Stock on any other national securities exchange or to require the Company to maintain its listing on the NNM.

     3.11 Capitalization; Options and Warrants. The authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, par value $0.01 per share, and 300,000,000 shares of Common Stock, par value $0.01 per share, of which no shares of Preferred Stock and 78,445,135 shares of common stock (including 70,747 shares of treasury stock) were issued and outstanding as of June 30, 2001; 13,409,854 options to purchase Common Stock were outstanding as of June 30, 2001; and no warrants to

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purchase Common Stock were outstanding as of June 30, 2001 other than (i) the
Performance Warrant and the Further Warrant held by the Investor and (ii) seven warrants to purchase an aggregate of 1,021,159 shares of Common Stock. As of June 30, 2001, 3,436,891 shares of Common Stock are issuable upon conversion of the Registered Notes (as defined in Section 4.12 hereof). Except as disclosed in the SEC Filings or the Disclosure Letter, and except for the transactions contemplated by this Agreement, since December 31, 2000, neither the Company nor any of the Subsidiaries has issued any shares of capital stock or granted any option, warrants, rights (including conversion or preemptive rights), or similar rights, to any person or entity to purchase or acquire any shares or any rights with respect to any shares of capital stock of the Company or any of the Subsidiaries. Except as set forth in the Disclosure Letter and such rights as may be held by the Investor, there are no outstanding rights to cause the Company to register the securities held by any person or entity under the Securities Act.

     3.12 Subsidiaries. Neither the Company nor any Subsidiary of the Company has any equity interests with a value of $100,000 or more in any person or entity (other than the Company's interest in the Subsidiaries of the Company) (other than any investment of less than 5% of the outstanding securities of any corporation if such securities are regularly traded on a recognized stock exchange), and there are no commitments on the part of the Company or any Subsidiary to contribute additional capital in respect of any equity interest in any person or entity. Each of the outstanding shares of capital stock of each of the Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. The Disclosure Letter contains a complete and correct list of all Subsidiaries of the Company. Except as set forth in the Disclosure Letter, all of the outstanding shares of capital stock of each of the Subsidiaries are owned, either directly or indirectly, by the Company free and clear of all Liens, except for Liens existing pursuant to the Credit Facility (as defined in Section 5.9, below). For purposes of this Agreement the term "Subsidiary" means, as to any person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity, are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both by such person.

     3.13 Contracts.

         (a) Except as set forth in the Disclosure Letter and except for this Agreement and the other agreements entered into in connection with this Agreement, the Company has filed as exhibits to the Company's SEC Filings all material agreements required to be filed under the rules and regulations of the SEC (the "Material Contracts") and neither the Company nor any of the Subsidiaries has entered into any material contracts that will be required to be filed in future filings.

         (b) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be
                                       9
enforceable, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, provided that no representation is made as to the enforceability of any non-competition provision in any employment agreement. There does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Company or the Subsidiaries or, to the best knowledge of the Company or any of the Subsidiaries, any other person or entity, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect. The enforceability of all Material Contracts will not be adversely affected in any manner by the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of such transactions, except as expressly set forth in this Agreement. Except as set forth in the Disclosure Letter, neither the Company nor the Subsidiaries are a party to any contract prohibiting or materially restricting the ability of the Company or any of the Granting Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or compete with any person.

     3.14 Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     3.15 SEC Registration. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the U.S. Securities and Exchange Commission is contemplating terminating such registration.

     3.16 Company Activity. Other than the transactions contemplated by this Agreement and activities related thereto, the Company is not currently engaged in negotiations or discussions that may result in a transaction and is not currently planning to engage in any activity or transaction that, in either case, if consummated, would require public disclosure either on a Current Report on Form 8-K of the Company or other filing with the SEC, or otherwise.

                                   ARTICLE IV

                               TERMS OF THE NOTES

     4.1 Registration, Exchange and Transfer.

         (a) The Company will keep at its principal executive office a note register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of any Convertible Note.

         (b) Whenever a Convertible Note shall be surrendered either at the principal executive office of the Company or at the place of payment named in such Convertible Note, for transfer or exchange, accompanied (if so required by the Company) by a written instrument of transfer in a form reasonably satisfactory to the Company duly executed by the holder thereof or by such holder's attorney duly authorized in writing, the Company at its expense will execute and deliver in exchange therefor a new Convertible Note, as may be requested by such holder and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Convertible Note so surrendered, each dated the later of the date of, or the date to which interest has been paid on, the Convertible Note so surrendered. Any Convertible Note issued in exchange for any other Convertible Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Convertible Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the holder requesting the exchange.

         (c) The Company and any agent of the Company may treat the person in whose name the Convertible Note is registered as the owner of such Convertible Note for the purpose of receiving payment of the principal of and interest on such Convertible Note and for all other purposes whatsoever, whether or not such Convertible Note is overdue.

         (d) The Convertible Notes may be transferred in whole or in part at any time, provided that no Convertible Note shall be issued or registered in less than $10 million principal amount. Notwithstanding the foregoing, in no event may the Investor transfer the Convertible Note or portion thereof to any person identified on Schedule 1 hereto, or any Affiliate or successor of any such person; provided however that (i) the Company may propose additions to Schedule 1 one time during each fiscal quarter of the Company (beginning with the fiscal quarter ending March 31, 2002) by written notice provided from the Company to the Investor during the first two weeks of the relevant fiscal quarter, and such additions shall be added to Schedule 1, and Schedule 1 shall be amended for all purposes hereof to reflect such additions, subject only to the written consent of the Investor, which consent shall be deemed given if the Investor does not object to any proposed addition in a notice to the Company given within 10 business days after the Company's notice proposing such additions, and which consent shall not be unreasonably withheld and shall be based only on the proposed addition not constituting a bona fide competitor of the Company or the Granting Subsidiaries and (ii) transfer of the Convertible Note to any person identified on Schedule 1 shall in no event be restricted under this Section 4.1(d) if such person is not a bona fide competitor of the Company or the Granting Subsidiaries at the time of such transfer.

         (e) The following restrictive legend shall be placed on any Convertible
Note:

                 THIS CONVERTIBLE NOTE AND ANY SHARES ISSUED UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER

                 SECURITIES LAWS. SUCH NOTE AND SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM SAID ACT OR SUCH OTHER LAWS AND, IF REQUESTED BY THE ISSUER, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED, OR IS EXEMPT FROM SAID ACT OR SUCH OTHER LAWS.

and any certificate for Conversion Shares issued on conversion of a Conversion Note shall bear a comparable legend referring to the shares represented by such certificate.

     4.2 Conversion.

         (a) Right to Convert. The holder of any Convertible Note has the right, exercisable at any time after following the date hereof and prior to the close of business (New York City time) on the business day immediately preceding the date of the Convertible Note's maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock (the "Conversion Shares") at the initial Conversion Price of $5 per share, subject to adjustment as provided in Section 4.3, except that if any Convertible Note is called for redemption pursuant to Section 4.8, the conversion right will terminate at the close of business (New York City time) on the business day immediately preceding the date fixed for redemption.

         (b) Conversion Amount. The Investor or any subsequent holder of any Convertible Note may, at any time, convert the unpaid principal amount of, and the interest accrued to such date on, such Convertible Note into Conversion Shares. The Conversion Shares shall be shares of fully paid and non-assessable shares of Common Stock at a conversion price per share equal to $5.00 per Common Share (as adjusted from time to time in accordance with Section 4.3, below, the "Conversion Price").

         (c) Mechanics of Conversion.

            (i) To convert a Convertible Note, a holder must satisfy the requirements of Section 4.2(c)(ii) below. The date on which the holder satisfies all of those requirements is the conversion date (the "Conversion Date"). As soon as practicable after the Conversion Date (and in any event within five (5) business days thereafter), the Company shall deliver to the holder a certificate for the number of whole shares of Common Stock issuable upon the conversion, or shall instruct its transfer agent to register such number of shares in such holder's name, and a check for any fractional share determined pursuant to
Section 4.2(c) (iii) below. The person in whose name the certificate is registered shall become the stockholder of record on the Conversion Date and, as of such date, such person's rights as a holder of a Convertible Note with respect to the converted Convertible Note shall cease; provided, however, that no surrender of a Convertible Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person entitled to receive the shares of Common

Stock upon such conversion as the stockholder of record of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person entitled to receive such shares of Common Stock as the stockholder of record thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further, however, that such conversion shall be at the Conversion Price in effect on the date that such Convertible Note shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed.

         No payment or adjustment will be made for accrued and unpaid interest on a converted Convertible Note or for dividends or distributions on shares of Common Stock issued upon conversion of a Convertible Note, but if any holder surrenders a Convertible Note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date shall be paid to the holder of such Convertible Note on such record date. In such event, unless such Convertible Note has been called for redemption on or prior to such interest payment date, such Convertible Note, when surrendered for conversion, must be accompanied by payment in funds acceptable to the Company of an amount equal to the interest payable on such interest payment date on the portion so converted.

         If a holder converts more than one Convertible Note at the same time, the number of whole shares of Common Stock issuable upon the conversion shall be based on the total principal amount of Convertible Notes converted.

         Upon surrender of a Convertible Note that is converted in part, the Company shall deliver for the holder a new Convertible Note equal in principal amount to the unconverted portion of the Convertible Note surrendered.

         (ii) To convert a Convertible Note, a holder must (1) complete, sign and deliver to the Company a notice of election to convert substantially in the form attached as Exhibit A-3 hereto, (2) surrender such Convertible Note to the Company, (3) furnish appropriate endorsements or transfer documents as may be reasonably required by the Company, (4) have satisfied any necessary filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in respect of its acquisition of the shares of Common Stock upon such conversion and the waiting period under such HSR Act shall have expired or been terminated without objection to such acquisition, (5) have received any other necessary regulatory consents to its acquisition of the shares of Common Stock upon such conversion and (6) pay any transfer or similar tax, if required. The number of shares of Common Stock issuable upon conversion of a Convertible Note is determined by dividing the principal amount of such Convertible Note converted by the Conversion Price in effect on the Conversion Date.

         (iii) At the request of a holder of a Convertible Note proposing to convert such Convertible Note, the Company will cooperate with such holder in satisfying, and use its commercially reasonable efforts to assist the holder in satisfying, as promptly as reasonably practicable, the conditions to conversion set forth in clauses (4) and (5) of the foregoing Section 4.2(c)(ii), including, without limitation, the making of filings and the furnishing of information with respect thereto.

         (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion. If any fractional interest in a share of Common Stock would otherwise be deliverable upon conversion of this Convertible Note, the Company shall purchase such fractional interest for an amount in cash equal to the Current Market Price (as defined in Section 4.3(e)) of such fractional interest.

         (e) Reservation of Shares. The Company will at all times reserve and keep available out of its authorized Common Stock solely for the purpose of issuance upon conversion of this Convertible Note such number of Conversion Shares as shall from time to time be issuable upon the conversion of the outstanding Convertible Note. All Conversion Shares which may be issued upon conversion of a Convertible Note will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

     4.3 Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

         (a) In case the Company shall (1) pay a dividend in shares of Common Stock to holders of Common Stock, (2) make a distribution in shares of Common Stock to holders of Common Stock, (3) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (4) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of a Convertible Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such Convertible Note been converted immediately prior thereto. Any adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

         (b) In case the Company shall issue rights or warrants to substantially all holders of Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Current Market Price (as determined pursuant to subsection (e) below) of the Common Stock on such record date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate offering price of the offered shares of Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustments shall become effective immediately after such record date.

         (c) In case the Company shall distribute to all holders of Common Stock shares of any class of capital stock of the Company other than Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of Common Stock rights or warrants to subscribe for securities (other than those securities referred to in subsection (b) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price (determined as provided in subsection (e) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and described in a Board Resolution) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in case the Company shall issue rights or warrants to subscribe for additional shares of the Company's capital stock (other than those referred to in subsection (b) above) ("Rights") to substantially all holders of Common Stock, the Company may, in lieu of making any adjustment pursuant to this Section 4.3, make proper provision so that any holder of the Note who converts the Note after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the Conversion Shares, a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and
(ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which the principal amount of the Security so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

         (d) In case a tender offer or other negotiated transaction made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall be consummated, if an Excess Payment is made in respect of such tender offer or other negotiated transaction and the amount of such Excess Payment, together with the sum of (x) the aggregate amount of all Excess Payments plus (y) the aggregate amount of all distributions to all holders of the Common Stock made in cash (including any distributions of cash out of current or retained earnings of the Company), in each case made within the 12 months preceding the date of payment of such current negotiated transaction consideration or expiration of such current tender offer, as the case may be (the "Purchase Date"), and as to which no adjustment pursuant to paragraph (c) of this Section 4.3 or this paragraph (d) has been made, exceeds 15% of the product of the Current Market Price per share (determined as provided in paragraph (e) of this Section 4.3) of the Common Stock on the Purchase Date multiplied by the number of shares of Common Stock outstanding (including any tendered shares but excluding any shares held in the treasury of the Company or any Subsidiary of the Company) on the Purchase Date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this paragraph (d) by a fraction of which the numerator shall be the Current Market Price per share (determined as provided in paragraph (e) of this Section) of the Common Stock on the Purchase Date less the amount of such Excess Payments and such cash distributions, if any, applicable to one share of Common Stock and the denominator shall be such Current Market Price per share (determined as provided in paragraph (e) of this Section) of the Common Stock on the Purchase Date, such reduction to become effective immediately prior to the opening of business on the day following the Purchase Date.

         (e) The "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of
(i) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or such warrants or such other distribution through such last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination. For purposes hereof "Daily Market Price" means the price of a share of Common Stock on the relevant date, determined (a) on the basis of the last reported sale price regular way of the Common Stock as reported on the NNM, or if the Common Stock is not then listed on the NNM, as reported on such automated quotation system or national securities exchange upon which the Common Stock is listed, or (b) if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations regular way as so reported, or (c) if the Common Stock is not quoted on the NNM or any other automated quotation system or listed on any national securities exchange, on the basis of the average of the high bid and low asked quotations regular way on the day in question as reported by National Quotation Bureau, Incorporated, or a similar organization or (d) if not so reported, as determined by the Board of Directors of the Company in good faith.

         (f) "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in a tender offer or other negotiated transaction over (B) the Daily Market Price on the trading day immediately prior to announcement of such tender offer or other negotiated transaction multiplied by the number of acquired shares.

         (g) In any case in which this Section 4.3 shall require that an adjustment be made immediately following a record date for an event, the Company may elect to defer, until such event, issuing to the holder of any Security converted after such record date the shares of Common Stock and other capital stock of the Company issuable upon such conversion over and above the shares of Common Stock and other capital stock of the Company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

     4.4 No Adjustment. No adjustment in the Conversion Price shall be required until cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this
Section 4.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article IV shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value or no par value of the Common Stock.

     4.5 Notice of Adjustment. Whenever the Conversion Price is adjusted, the Company shall promptly (and in no event later than twenty (20) days after the date of such adjustment) mail to any holder of a Convertible Note at the address for such holder or holders appearing on the Company's books a certificate of the adjustment signed by the Chief Financial Officer of the Company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based and the manner of computing it.

     4.6 Notice of Certain Transactions. In the event that:

                    (1) the Company takes any action that would require an
               adjustment in the Conversion Price; or

                    (2) there is a dissolution or liquidation of the Company;

a holder of a Convertible Note may wish to convert such Convertible Note into shares of Common Stock prior to the record date for or the effective date of the related action or transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Company shall mail to each holder of a Convertible Note at the addresses appearing on its books a notice stating the nature of the action or transaction and the proposed record or effective date, as the case may be. The Company shall mail the notice at least 15 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1) or (2) of this Section 4.6.

     4.7 Effect of Reclassifications, Consolidations, Mergers or
         Sales on Conversion Privilege.

         (a) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of a Convertible Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any Change in Control (as defined below), then the holder of a Convertible Note shall have the right to convert such holder's Convertible Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change or Change in Control by a holder of the number of shares of Common Stock deliverable upon conversion of a Convertible Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. The provisions of this Section 4.7 shall similarly apply to successive consolidations, mergers, sales or conveyances.

         (b) For purposes of this Agreement, a "Change in Control" means any event where: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or any other person merges into the Company, and, in the case of any such transaction, the outstanding Common Stock is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person (other than to one or more wholly-owned subsidiaries of the Company) or (iv) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company). "Continuing Directors" means as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     4.8 Redemption.

         (a) Mandatory Redemption. At the written request of the holders of at least a majority in principal amount of the Convertible Notes, the Company shall redeem the outstanding Convertible Notes, at a price equal to the outstanding principal amount thereof, plus accrued interest thereon to the date fixed for redemption, without premium, (i) on the fifth and seventh anniversaries of the date of this Agreement, (ii) at any time after the occurrence of an Event of Default as defined in Article VII, below, or (iii) at any time after a Change in Control (as defined in Section 4.7) where the consideration paid is solely cash.

         (b) Optional Redemption. The Company may at its option, at any time, redeem the Convertible Notes in whole or in part at a price equal to the principal amount thereof, without premium, plus accrued interest thereon to the date fixed for redemption.

         (c) Conversion. If the Company sells for cash (i) shares of its capital stock, other than upon exercise of employee stock options now existing or hereafter granted, (ii) warrants, options or other options to acquire capital stock of the Company, or (iii) indebtedness of the Company subordinated in right of payment and interest in the Company's assets to the Convertible Note or Convertible Notes ((i), (ii) and (iii) referred to herein as "Sold Securities") through a public offering or private placement, the Company shall, not later than the 30th business day following the issuance thereof, apply twenty-five percent (25%) of the net proceeds of the sale of such Sold Securities to redeem in whole or in part, as the case may be, the Convertible Note or Convertible Notes. If, after applying such twenty-five percent (25%) of the net proceeds to redemption of the Convertible Note or Convertible Notes, any principal amount remains on the Convertible Notes, then (i) if the net proceeds of the sale of Sold Securities are less than or equal to $100 million in the aggregate, the Company may at its option require the holders of the Convertible Notes to convert any remaining principal amount of the Convertible Notes up to, in the aggregate, an amount equal to twenty-five percent (25%) of such net proceeds into Sold Securities at the sale price of Sold Securities and (ii) if the net proceeds of such sale are greater than $100 million in the aggregate, the Company may at its option require any holder of a Convertible Note to convert any remaining principal amount of the Convertible Note into Sold Securities at the sale price of Sold Securities.

     4.9 Notice of Redemption. The right of the holders of the Convertible Notes to cause the Company to redeem the Convertible Notes pursuant to Section 4.8(a) or the right of the Company to redeem the Convertible Notes pursuant to Section 4.8(b) shall in each case be conditioned upon such party's giving notice of redemption by registered mail to the other not less than 30 days prior to the date upon which the redemption is to be made specifying (i) the aggregate principal amount to be prepaid, (ii) the date of such redemption and (iii) the accrued and unpaid interest (to but not including the date upon which the redemption is to be made). Notice of redemption having been so given, the aggregate principal amount of a Convertible Note so specified in such notice, and all accrued and unpaid interest thereon, shall become due and payable on the specified redemption date, but the right to convert any or all of such Convertible Note as provided herein shall continue to, but not including, the date of such redemption.

     4.10 Surrender of a Convertible Note Upon Conversion. In the event that a Convertible Note shall be surrendered to the Company upon conversion as provided herein, interest shall cease to accrue upon the principal amount of such Convertible Note to the extent so surrendered, and the right to receive, and the obligation of the Company to make, any redemption thereon pursuant to this
Article 4 shall terminate, upon the date of the exercise of such conversion right and the presentation and surrender of such Convertible Note to the Company.

     4.11 Replacement of Convertible Notes. At the request of any holder of a Convertible Note, the Company will issue and deliver at its expense, in replacement of a Convertible Note lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Convertible Note in the same unpaid principal amount and otherwise of the same tenor as the Convertible Note so lost, stolen, damaged or destroyed, duly executed by the Company. The Company may condition the replacement of a Convertible Note reported by the holder thereof as lost, stolen, damaged or destroyed, upon the receipt from such holder of an indemnity or security reasonably satisfactory to the Company.

     4.12 Seniority of Obligations. All payment obligations of the Company under the Convertible Notes shall constitute Senior Debt under (and as defined in) the Indenture dated as of September 9, 1997 relating to the Company's 4 1/2% Convertible Subordinated Notes due 2002 and the Indenture dated as of December 10, 1997 relating to the Company's 5% Convertible Subordinated Notes due 2004 (the "Indentures") (collectively, the "Registered Notes").

     4.13 Security Interests. The Convertible Notes shall be entitled to the benefits of the Security Agreement and of the Guarantee and Security Agreement, but subject, in any event, to the terms of the Intercreditor Agreement.

     4.14 Intercreditor Agreement. Each of the Company and each holder of a Convertible Note, by such holder's acceptance of such Convertible Note, agrees that the Convertible Notes are subject to the terms of the Intercreditor Agreement.

                                   ARTICLE V

                                    COVENANTS

         So long as any Convertible Note shall be outstanding and unpaid:

     5.1 Access and Information. The Company will (and will cause each of the Granting Subsidiaries and each of the Company's and the Granting Subsidiaries' respective accountants, counsel, consultants, officers, directors, employees, agents and representatives of or to any of the Subsidiaries, to) give the Investor and its representatives and agents, reasonable access during normal business hours to the Company's and each Granting Subsidiary's management personnel, all of their respective properties, assets, books, contracts, reports and records relating to the Company and the Subsidiaries, and furnish to them all such documents, records (including financial records) and information with respect to the properties, assets, operations and business of the Company and the Subsidiaries, as the Investor shall from time to time reasonably request and as are in the possession of the Company, any Granting Subsidiary or a third party. The Company will inform the Investor from time to time and at the Investor's request as to the business of the Company and the Granting Subsidiaries. Any documents, records and information made available to the Investor under this Section 5.1 shall be kept strictly confidential by the Investor.

     5.2 Periodic Financial Statements.

         (a) Quarterly Financial Statements. As soon as practicable after the end of each fiscal quarter of each fiscal year (other than the fourth fiscal quarter), beginning with the fiscal quarter ending September 30, 2001, and in any event not later than 10 calendar days following the filing thereof with the SEC (or, if the Company is not required to file reports with the SEC, the date such filing would be due if the Company were required to make such filing), the Company shall prepare and deliver (or cause to be prepared and delivered) to Investor unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income and cash flows for the Company and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (including any required schedules thereto but subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter.

         (b) Annual Financial Statements. As soon as practicable after the end of each fiscal year, beginning with the fiscal year ending December 31, 2001, and in any event not later than 10 calendar days following the filing thereof with the SEC (or, if the Company is not required to file reports with the SEC, the date such filing would be due if the Company were required to make such filing) and not later than 120 calendar days after then end of each fiscal year, the Company shall prepare and deliver (or cause to be prepared and delivered) to the Investor an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income and cash flows for the Company and its Subsidiaries for the fiscal year then ended (including the notes and any required schedules thereto), in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all (a) in reasonable detail, and (b) prepared in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (c) certified by an independent certified public accounting firm of recognized national standing.

     5.3 Incurrence; Redemption, Repurchase or Prepayment of Subordinated Indebtedness. The Company shall not redeem, repurchase or otherwise prepay in cash prior to their stated maturity any Subordinated Indebtedness unless an amount equal to the lesser of the principal amount of such Subordinated Indebtedness to be so redeemed, repurchased or prepaid and the remaining outstanding principal amount of the Convertible Notes is first applied to the prepayment of the Convertible Notes; provided however that the Company shall not be precluded by this Section 5.3 from exchanging any Subordinated Indebtedness of the Company for other Subordinated Indebtedness of the Company or from redeeming, repurchasing or otherwise prepaying in cash prior to their stated maturity any Subordinated Indebtedness of the Company so long as any cash so used has been raised for such purpose solely through the issuance of additional Subordinated Indebtedness or equity of the Company. For purposes hereof, "Subordinated Indebtedness" shall mean, in the case of Indebtedness (as defined in Section 5.9(b) below) of the Company, Indebtedness subordinate in right of payment to the Convertible Note, and, in the case of Indebtedness of a Subsidiary, Indebtedness subordinate in right of payment to such Subsidiary's guarantee obligation under the Guarantee and Security Agreement. In addition, the Company shall not incur any Section 5.3 Indebtedness (as defined below in this Section) (and shall cause each Subsidiary of the Company not to incur any
Section 5.3 Indebtedness) other than:

         (a) as permitted by the terms of this Agreement; and

         (b) Trade indebtedness, if and to the extent (i) such indebtedness is incurred in the normal and ordinary course of business for value received and
(ii) such indebtedness (to the extent it exceeds $5 million to any single vendor or $15 million in the aggregate among all such vendors) is paid on a current basis or is less than 60 calendar days past the due date therefor (other than with respect to any such indebtedness that is then being diligently disputed by the Company or the Subsidiary in good faith or with respect to any such indebtedness in favor of a vendor with whom the Company or the Subsidiary have a good faith dispute, claim or counterclaim regarding service or performance under a contract); and

         (c) Indebtedness and obligations incurred to purchase fixed or capital assets, consistent with the restrictions in Section 5.14, provided that the Company and its Subsidiaries will not incur Capital Expenditures in any fiscal year in excess of $30 million and will not make any such Capital Expenditure to acquire all or any substantial portion of the assets or equity of another business enterprise, and provided, however, that (1) the aggregate amount of such asset acquisition indebtedness outstanding at any time (together with the aggregate amount of Capital Lease indebtedness outstanding under Subsection 5.3d) may not exceed $30 million), and (2) such fixed or capital assets being purchased may not constitute (a) customized application software or systems integration software, or (b) equity interests in or substantially all of the assets of another enterprise, or (c) any other asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect; and

         (d) Indebtedness and obligations incurred under Capital Leases, consistent with the restrictions set forth in Section 5.14, provided that the Company and its Subsidiaries will not incur Capital Expenditures in any fiscal year in excess of $30 million and will not make any such Capital Expenditure to acquire all or any substantial portion of the assets or equity of another business enterprise, and provided, however, that (1) the aggregate amount of such Capital Lease indebtedness outstanding at any time (together with the aggregate amount of asset acquisition indebtedness outstanding under Subsection 5.3c) may not exceed $30 million, and (2) such fixed or capital assets being leased may not constitute (a) customized application software or systems integration software, or (b) any asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect; and

         (e) Subordinated Indebtedness of the Company; and

         (f) Subordinated Indebtedness of a Subsidiary if incurred with unrelated third parties in the aggregate outstanding at any time not to exceed $2.5 million; and

         (g) Loans and advances by a Subsidiary to another Subsidiary so long as each such loan or advance (1) is unsecured, and (2) is Subordinated Indebtedness of such other Subsidiary, and (3) is evidenced by a promissory note that is additional Collateral of the loaning or advancing Subsidiary under the Guarantee and Security Agreement; and

         (h) Loans and advances by the Company to a Subsidiary so long as each such loan or advance (1) is unsecured, and (2) is Subordinated Indebtedness of such Subsidiary, and (3) is evidenced by a promissory note (in form and substance reasonably satisfactory to the Investor) that is endorsed in blank and delivered to the Investor as additional Collateral under the Security Agreement; and

         (i) Any renewals, extensions, modifications and replacements of the indebtedness permitted under this Section 5.3 that do not increase the principal amount thereof and that otherwise comply with any stated conditions applicable thereto under this Section.

         For purposes of this Section 5.3, "Section 5.3 Indebtedness" shall mean Indebtedness as defined in Section 5.9 and trade indebtedness, indebtedness and obligations incurred to purchase fixed or capital assets and indebtedness and obligations incurred under Capital Leases. "Capital Expenditures" shall mean expenditures (a) for any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one (1) year, including direct or indirect acquisition of such assets or (b) for any Capital Leases and "Capital Leases" shall mean capital leases and subleases as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13 dated November 1976 (as amended and updated from time to time).

     5.4 Modifications to Organic Documents. The Company will not amend or otherwise modify the Company Charter or the Company By-Laws, and shall cause the Subsidiaries not to amend or otherwise modify any of their organizational documents, unless such amendment or modification could not reasonably be expected to have or cause a Material Adverse Effect and/or could not reasonably be expected to adversely affect the rights of the holders of the Convertible Notes, and the Company provides the Investor with written notice thereof at least 15 business days prior thereto.

     5.5 Further Assurances.

         (a) Following the Closing Date, the Company and any of the Granting Subsidiaries shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Investor, to confirm and assure the rights and obligations provided for in the Transaction Documents and the Convertible Notes and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise carry out the intent and purposes of this Agreement.

         (b) If at any time any Subsidiary of the Company that is or has become a Granting Subsidiary is not a party to the Guarantee and Security Agreement, the Company shall promptly cause such Granting Subsidiary, whether currently existing or later acquired or formed, to take any actions as shall be necessary, or otherwise reasonably requested by the Investor, to become a party to the Guarantee and Security Agreement. The provisions of this subsection (b) shall in no respect be interpreted so as to limit the obligations of the Company under subsection (a) of this Section 5.5.

     5.6 Perfection of Security Interest. At the Closing, the Company shall execute the Security Agreement for the benefit of the Investor and the other holders of the Convertible Notes to perfect its security interests thereunder. The Security Agreement shall secure all of the Company's obligations under the Convertible Notes.

     5.7 Contracts with Certain Stockholders. The Company shall not enter into any agreement, arrangement or understanding with any person or entity who beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) in excess of 15% of the issued and outstanding Common Stock unless a majority of the disinterested directors of the Company determines that such agreement, arrangement or understanding is on terms no less favorable to the Company than could have been obtained in an arms-length transaction with a disinterested third party.

     5.8 Guarantee and Security Agreement. The Company shall use its commercially reasonable best efforts to secure as soon as reasonably practicable the consents and approvals of the Governmental Entities to the effectiveness of the Guarantee and Security Agreement by the respective Granting Subsidiaries party thereto. The Company shall furnish to the Investor for its review and approval copies of all notices, filings and applications for such consents and approvals that refer in any way to the Investor or to the transactions contemplated by the Restructuring Agreement or the Guarantee and Security Agreement, and shall not submit such notices, filings or applications to the respective Governmental Entities until approval of the Investor has been obtained. Nothing in this undertaking and agreement shall require the Company or any of the respective Granting Subsidiaries to consent or agree to, among other things, make any payments to any person or Governmental Entity other than ordinary course filing, license or registration fees or to materially modify or otherwise materially change its manner of conducting business in order to secure any such Governmental Entity consent or approval.

     5.9 Restrictions on Senior Indebtedness; Definition of Indebtedness.

         (a) Neither the Company nor any Subsidiary shall incur any Indebtedness that is by its terms senior in right of payment or security to, in the case of Indebtedness of the Company, the Convertible Notes or, in the case of Indebtedness of a Subsidiary, to the guarantee obligations of such Subsidiary under the Guarantee and Security Agreement ("Senior Indebtedness"), provided that, the Company and/or its Subsidiaries may incur Senior Indebtedness ("Permitted Senior Indebtedness") in the aggregate under the Credit Facility or otherwise up to but not exceeding at any one time outstanding an aggregate principal amount of $50,000,000 provided that, for purposes of determining the aggregate principal amount of any Indebtedness for these purposes, there shall be included as "principal amount" of such Indebtedness the amount of any liquidation or prepayment penalty or premium that shall, by the terms of the agreement or other instrument governing or evidencing such Indebtedness, be payable in addition to the stated principal amount of such Indebtedness upon the payment of such Indebtedness, either by acceleration, mandatory prepayment or otherwise. The "Credit Facility" shall mean that certain Credit Facility Agreement by and among Talk America Inc., Access One Communications and certain of their Affiliates and Direct and Indirect Subsidiaries and MCG Finance Corporation (as agent) dated October 20, 2000, as amended from time to time, and any renewals, refinancings or replacements thereof.

         (b) "Indebtedness" of any person means and includes, as of any date as of which the amount thereof is to be determined, (i) all obligations of such person to repay money borrowed (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid), (ii) the principal amount of all monetary obligations which are secured by any perfected lien or security interest existing on property owned by such person whether or not the obligations secured thereby shall have been assumed by such person, and (iii) all guaranties of Indebtedness of any other person.

     5.10 Restriction on Hedging. Investor shall not, prior to September 19, 2002, engage in any hedging activities involving shares of common stock of the Company, including, without limitation, "short sales" of, or put or call options involving, the Common Stock.

     5.11 Limitation on Dividends and Distributions. The Company will not declare or make any payment or distribution of any kind with respect to any of its equity interests (including with respect to options or warrants therefor), whether as a dividend, return of capital, redemption, repurchase or otherwise, except (i) payments and distributions of its equity interests in exchange for its equity interests or upon exercise or conversion of its equity interests,
(ii) conversion of Indebtedness into an equity interest on the terms thereof and payments of principal and interest on Indebtedness on the terms thereof and
(iii) payments and distributions that would result in a conversion adjustment under Section 4.3 hereto (or would result in such adjustment but for Section 4.4 hereof).

     5.12 Limitations on Transfer of Intellectual Property. The Company shall not transfer or otherwise assign or pledge, grant a security interest in or otherwise encumber or permit any such encumbrance on any of the Company's or the Granting Subsidiaries' intellectual property rights the loss of which would have a Material Adverse Effect, provided that nothing herein shall prevent or limit the pledge, assignment and grant of security interests in such intellectual property (i) to secure Permitted Senior Indebtedness or (ii) as provided in the Security Agreement or the Guarantee and Security Agreement.

     5.13 Publicity. The timing, content and procedure of any press release or other public announcement regarding the parties' entering into of this Agreement or the terms of this Agreement shall be mutually agreed upon in advance by the parties. In addition, the Company shall provide to the Investor, in advance of first filing the same with the

Securities and Exchange Commission and in advance of any subsequent filing that materially changes the first filing, a draft of the proposed description of this Agreement and the transactions contemplated hereby, and the opportunity to comment on such draft, which comments, if timely received, reasonable and consistent, in the view of the Company and its counsel, with the Company's disclosure obligations, will be reflected in the description as filed with the Securities and Exchange Commission.

     5.14 Liens. The Company shall not, nor shall it permit the Subsidiaries to, pledge, grant a security interest in or otherwise encumber or permit any such encumbrance on any of its respective assets or property that, in any case, secures any Indebtedness of the Company or any Section 5.3 Indebtedness of the Subsidiaries other than (a) in favor of the holders of the Convertible Notes (or an agent therefor), or (b) in favor of, or otherwise for the benefit of, the holders of any Permitted Senior Indebtedness, or (c) to secure Section 5.3 Indebtedness incurred as permitted in Section 5.3(c) or 5.3(d), provided that
(i) such liens secure only the Section 5.3 Indebtedness created under Section 5.3(c) or 5.3(d) as applicable (but not any related monetary obligations under non-compete and consulting arrangements) and are limited to the assets purchased or leased pursuant thereto, and (ii) such fixed or capital assets do not constitute (x) customized application software or systems integration software or (y) equity interests in or substantially all of the assets of another enterprise, or (iii) any other asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect. The Company shall not, nor permit any Granting Subsidiary to, sell, transfer, lease, license on an exclusive basis (without retaining the Company's or such Subsidiary's and its assigns' absolute right to use on a royalty-free basis) or otherwise dispose of any material asset other than (a) the stock and/or assets of Compco, Inc., (b) assets with an aggregate fair market value of $10 million or less pursuant to transactions with unrelated third parties in the normal and ordinary course of business for value received and otherwise in accordance with the terms hereof (and under circumstances that do not involve (i) any ownership interest in, any claim against or any indebtedness or obligation of any Subsidiary or (ii) any asset that is used in connection with the operation of any Subsidiary),(c) transfers of stock and/or assets from a Granting Subsidiary to the Company and transfers of assets from a Granting Subsidiary to another Granting Subsidiary, and (d) loans and advances by the Company to a Granting Subsidiary as and to the extent permitted by Section 5.3(h). Contemporaneous with the notice to be delivered pursuant to Section 4.1(a) of the Intercreditor Agreement, the Company will deliver to the Investor a written appraisal of an independent valuation expert that the consideration to be received for any sale or other disposition (pursuant to which liens are released in accordance with Section 4.1(a) of the Intercreditor Agreement) constitutes fair value for the assets being sold.

     5.15 Compliance with Laws. The Company will comply (and will cause each Subsidiary to comply) with all material laws, rules, regulations and orders (federal, state, local and otherwise) that are applicable to the Company or the Subsidiaries to the extent that noncompliance therewith would have a Material Adverse Effect.

     5.16 Continued Listing of Common Stock. Should the Company's Common Stock cease to be listed on the NNM, the Company will as promptly as practicable file listing and related applications to list the Common Stock on the Nasdaq Market System's Small Cap Market or another "national securities exchange" (as such term is defined for purposes of the Securities Exchange Act of 1934, as amended) whose requirements for listing are met by the Company.

                                   ARTICLE VI

                              DEFAULT AND REMEDIES

     6.1 Events of Default. An "Event of Default" occurs if:

         (a) the Company defaults in the payment of interest on the Convertible Note when the same becomes due and payable, and the default continues for a period of 30 days after the date due and payable;

         (b) the Company defaults in the payment of the principal of the Convertible Note when the same becomes due and payable at maturity, upon redemption or otherwise;

         (c) the Company or any Granting Subsidiary fails to observe or perform any covenant or agreement contained in Article IV or Article V hereof (other than those referred to in the foregoing clause (a) or (b)) or in any of the Transaction Documents and the default continues for a period of 30 days after the date such covenant or agreement was to be performed;

         (d) the Company or any Granting Subsidiary (a) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; or (b) is adjudicated insolvent or bankrupt in any proceeding; or (c) admits in writing an inability to pay its debts; or (d) comes under the authority of a custodian, receiver or trustee (or one is appointed for substantially all of its, his or her property); or (e) makes an assignment for the benefit of creditors; or (f) has commenced against it any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors that is either not contested or if contested is not dismissed or stayed within 60 calendar days after the commencement thereof; or (g) commences or institutes any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors; or (h) calls a meeting of creditors with a view to arranging a composition or adjustment of debt; or (i) takes any act or fails to act that indicates consent to, approval of or acquiescence in any of the foregoing;

         (e) the Company or any Subsidiary defaults under the Credit Facility or any other Permitted Senior Indebtedness, the Unlimited Guaranty of Payment by and among Talk.com Inc. in favor of MCG Finance Corporation dated October 20, 2000 or the Registered Notes or under any bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether any such indebtedness now exists or shall hereafter be created, in each case which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $10 million and which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (without such acceleration being rescinded or annulled); or

         (f) the Company fails to honor all or any part of its $3,500,000 October 4, 2001 payment obligations under the Amendment.

     6.2 Remedies.

         (a) At any time during the existence of any Event of Default, at the election of the holders of a majority in principal amount of the Convertible Notes but with notice thereof to the Company (unless an Event of Default described in Section 6.1(d) has occurred, in which case acceleration will occur automatically with respect to the entire indebtedness under the Convertible Note and without any notice), the holders of the Convertible Notes may declare all or any portion of the Convertible Notes to be immediately due and payable, as set forth in Section 4.8(a). At any time during the existence of any Event of Default, such holders will also have the immediate right to enforce and realize upon any collateral security granted under the Security Agreement, the Guarantee and Security Agreement and the Intercreditor Agreement in any manner or order that such holder deems expedient without regard to any equitable principles of marshaling or otherwise, but subject in all cases to the terms of the Security Agreement, the Guarantee and Security Agreement and the Intercreditor Agreement.

                                  ARTICLE VII

                              DELIVERIES AT CLOSING

     7.1 Deliveries by the Company. At the Closing the Company shall:

         (a) execute and deliver each of the Transaction Documents and the Convertible Note, and shall cause each of the Granting Subsidiaries to execute and deliver the Guarantee and Security Agreement;

         (b) deliver a certificate representing the Additional Shares to the Investor or instruct its transfer agent to register the Additional Shares in the name of the Investor;

         (c) cause the Granting Subsidiaries to execute and deliver the Guarantee and Security Agreement and to execute the Intercreditor Agreement;

         (d) deliver to the Investor the legal opinion of Arnold & Porter, counsel to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Investor; and

         (e) execute and deliver to the Investor the Disclosure Letter and the Amendment.

     7.2 Deliveries by the Investor. At the Closing the Investor shall:

         (a) execute and deliver each of the Transaction Documents, and the Amendment; and

         (b) deliver the Warrants to the Company for cancellation.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Transfer and Other Taxes. The Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or the acquisition by Investor of the Securities. Notwithstanding the foregoing, the Company shall not be responsible for any transfer taxes in connection with the transfer of the Securities by Investor subsequent to their issuance to Investor.

     8.2 Brokers. Each party represents and warrants that it has not utilized the services of any broker or finder in connection with the transactions contemplated hereby.

     8.3 No Waivers; Amendments.

         (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         (b) Any term, covenant, agreement or condition of this Agreement, of the Security Agreement and of the Guarantee and Security Agreement or any Convertible Note may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by written consent of the holders of at least a majority in principal amount of the Convertible Notes at the time outstanding; provided, however, that no such amendment or waiver shall, without the consent in writing of the holders of all the Convertible Notes at the time outstanding, subordinate or change the amount of, or the date of final maturity of, the principal of any of the Convertible Notes, or change the amount of, or the time of payment of, interest on any of the Convertible Notes, or waive a redemption payment payable on any Convertible Note, or change the percentage of holders of Convertible Notes required to approve any such amendment or effectuate any such waiver. Any amendment or waiver pursuant to this Section 8.3 shall apply equally to all holders of the Convertible Notes and shall be binding upon them, upon each future holder of any Convertible Notes and upon the Company.

     8.4 Successors and Assigns. The rights and obligations of the parties hereto under this Agreement may not be assigned to any other person and this Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement; provided however, that the Investor may assign its rights hereunder to (i) an Affiliate of the Investor that is transferred all or part of the Convertible Notes pursuant to Section 4.1(d), (ii) any person or entity who acquires all or substantially all of the assets of the Investor, or (iii) any transferee of the Convertible Note in whole or in part pursuant to Section 4.1(d) hereto; provided further however that such Affiliate or such person or entity, as the case may be, agrees in writing to be bound by the terms and conditions set forth herein. Notwithstanding the foregoing, the provisions of Section 5.1 and the provisions of Section 5.13 are for the benefit of the Investor only and may not be assigned in connection with any transfer of the Convertible Note or any portion thereof pursuant to Section 4.1(d) except to a transferee that is an Affiliate of the Investor. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     8.5 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.6 Notices. All notices, requests and other communications to any party hereunder shall be given in writing (including on telecopier or similar writing) and shall be given to such party at its address, or telecopier number set forth on the signature pages hereof, or such other address, or telecopier number as such party may hereafter specify for such purpose. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telex or telecopy number specified on the signature page hereto and the appropriate answer back (i.e., machine confirmation or telephone confirmation) is received, (ii) if given by mail, by registered mail only 72 hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when received at the address specified on the signature page hereto.

     8.7 Termination of Investment Agreement. Each of the Investment Agreement and the Registration Rights Agreement and the Security Agreement referred to in the Investment Agreement is hereby terminated and of no further force or effect, all obligations of any party thereto are released and no party thereto shall have any further liability with respect thereto.

     8.8 Entire Agreement. This Agreement, the other Transaction Documents (including the documents set forth in the Exhibits and schedules hereto and thereto and the Disclosure Letter), and the Amendment constitute the entire agreement and understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

     8.9 Exhibits, Schedules and Disclosure Letter. All exhibits and schedules attached hereto and the Disclosure Letter are hereby incorporated by reference as though set out in full herein.

     8.10 Governing Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

     8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     8.12 Cooperation. The Investor and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement, including, without limitation, making all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any.

     8.13 Expenses and Remedies. Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

     8.14 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

     8.15 Rules of Interpretation. The definitions contained in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives, as of the date first above written.

TALK AMERICA HOLDINGS, INC.


By:      /s/ Aloysius T. Lawn, IV                            Address:
   ---------------------------------                         -------
Name:  Aloysius T. Lawn, IV                                  Talk America Holdings, Inc.
Title: Executive Vice President, General                     12020 Sunrise Valley Drive, Suite 250
       Company and Secretary                                 Reston, Virginia  20191
                                                             Fax:
                                                             Attention: General Counsel

AMERICA ONLINE, INC.


By:      /s/ Lynda Clarizio                                  Address:
    ----------------------------------------                 -------
Name:  Lynda Clarizio                                        America Online, Inc.
Title: Senior Vice President                              22000 AOL Way
                                                             Dulles, Virginia  20166
                                                             Fax:  (703) 265-2208
                                                             Attention:  General Counsel


                                                             with a copy to:

                                                             America Online, Inc
                                                             22000 AOL Way
                                                             Dulles, Virginia  20166
                                                             Fax:  (703) 265-1202
                                                             Attention:  Senior Vice President, Head of
                                                             Business Affairs


                                                                    EXHIBIT A-1

         THIS CONVERTIBLE NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN ARTICLE IV OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.

         THIS CONVERTIBLE NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INTERCREDITOR AGREEMENT DATED AS OF SEPTEMBER 10, 2001 AMONG MCG FINANCE CORPORATION, STATE STREET BANK AND TRUST COMPANY, N.A. AND THE OTHER PARTIES NAMED THEREIN, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY.

                           TALK AMERICA HOLDINGS, INC.

                      8% Secured Convertible Note Due 2011

                                                                          Dated:
                                                                  New York, N.Y.

         FOR VALUE RECEIVED, the undersigned TALK AMERICA HOLDINGS, INC. (herein called the "Company"), a Delaware corporation, hereby promises to pay to America Online, Inc. or its permitted and registered assigns, the principal sum of THIRTY FOUR MILLION DOLLARS ($34,000,000), as adjusted from time to time, on September 19, 2011 with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal sum from the date hereof at the interest rate of 8% per annum, payable semi-annually on the 1st day of January and July in each year, commencing with January 1, 2002 (which first interest payment shall be for the period from the date hereof through January 1, 2002), until the principal hereof shall have become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or declaration or otherwise, and at the rate of 13% per annum on any overdue installment of principal (including any overdue prepayment of principal) and (to the extent permitted by law) on any overdue installment of interest until paid; provided that, at the option of the Company, one hundred percent (100%) of the interest payable on the first interest payment date after issuance hereof shall be added to the principal amount then outstanding and provided further that, at the option of the Company, fifty percent (50%) of the interest payable on any interest payment date after the first interest payment date shall be added to the principal amount then outstanding.

         Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company in Reston, Virginia, or at such other place as the Company shall have designated for such purpose to the holder hereof in writing and may be paid by check mailed, or wire transfer as provided in the Restructuring Agreement referred to below, to the registered address designated by the holder hereof for such purpose.

         This Convertible Note is one of the duly authorized Convertible Notes in original aggregate principal amount of $54,000,000 issued pursuant to a certain Restructuring and Note Agreement (hereinafter called the "Restructuring Agreement"), dated as of September 19, 2001, between the Company and America Online, Inc.

         This Convertible Note is subject to the provisions of and is entitled to the benefits of the Restructuring Agreement. The Restructuring Agreement provides, inter alia, for certain prepayments upon the terms and conditions set forth in the Restructuring Agreement. Each holder of this Convertible Note, by accepting the same, agrees to and shall be bound by the provisions of the Restructuring Agreement.

         This Convertible Note is also entitled to the benefits of the Security Agreement and the Guarantee and Security Agreement (as such terms are defined in the Restructuring Agreement) and is subject to the terms and conditions of the Intercreditor Agreement (as defined in the Restructuring Agreement), and each holder of this Convertible Note, by accepting the same, agrees to and shall be bound by the terms of the Intercreditor Agreement.

         This Convertible Note is transferable only upon the conditions specified in the Restructuring Agreement.

         This Convertible Note is convertible into Common Stock of the Company (as set forth in Article IV of the Restructuring Agreement) in the manner, and upon the terms and conditions, provided in the Restructuring Agreement.

         In case an Event of Default, as defined in the Restructuring Agreement, shall occur and be continuing, the principal of this Convertible Note may be declared due and payable in the manner and with the effect provided in the Restructuring Agreement.

         No reference herein to the Restructuring Agreement and no provision hereof or thereof shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal hereof and interest hereon at the respective times and places herein and in the Restructuring Agreement described.

         This Convertible Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York.

         Subject to the provisions of Article IV of the Restructuring Agreement, the Company may treat the person in whose name this Convertible Note is registered as the owner and holder of this Convertible Note for the purpose of receiving payment of principal of, premium, if any, and interest on this Convertible Note and for all other purposes whatsoever and the Company shall not be affected by any notice to the contrary.

     IN WITNESS WHEREOF, TALK AMERICA HOLDINGS, INC. has caused this Convertible Note to be dated, and to be executed on its behalf by its officer thereunder to duly authorized and its corporate seal to be hereunto duly affixed.

                                                     TALK AMERICA HOLDINGS, INC.



                                                     By_________________________

                                                                     EXHIBIT A-2


         THIS CONVERTIBLE NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN ARTICLE IV OF THE PURCHASE AGREEMENT REFERRED TO HEREIN.

         THIS CONVERTIBLE NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INTERCREDITOR AGREEMENT DATED AS OF SEPTEMBER 10, 2001 AMONG MCG FINANCE CORPORATION, STATE STREET BANK AND TRUST COMPANY, N.A. AND THE OTHER PARTIES NAMED THEREIN, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY.

                           TALK AMERICA HOLDINGS, INC.

                      8% Secured Convertible Note Due 2011

                                                                          Dated:
                                                                  New York, N.Y.

         FOR VALUE RECEIVED, the undersigned TALK AMERICA HOLDINGS, INC. (herein called the "Company"), a Delaware corporation, hereby promises to pay to America Online, Inc. or its permitted and registered assigns, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), as adjusted from time to time, on September 19, 2011 with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal sum from the date hereof at the interest rate of 8% per annum, payable semi-annually on the 1st day of January and July in each year, commencing with January 1, 2002 (which first interest payment shall be for the period from the date hereof through January 1, 2002), until the principal hereof shall have become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or declaration or otherwise, and at the rate of 13% per annum on any overdue installment of principal (including any overdue prepayment of principal) and (to the extent permitted by law) on any overdue installment of interest until paid; provided that, at the option of the Company, one hundred percent (100%) of the interest payable on the first interest payment date after issuance hereof shall be added to the principal amount then outstanding and provided further that, at the option of the Company, fifty percent (50%) of the interest payable on any interest payment date after the first interest payment date shall be added to the principal amount then outstanding.

         Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company in Reston, Virginia, or at such other place as the Company shall have designated for such purpose to the holder hereof in writing and may be paid by check mailed, or wire transfer as provided in the Restructuring Agreement referred to below, to the registered address designated by the holder hereof for such purpose.

         This Convertible Note is one of the duly authorized Convertible Notes in original aggregate principal amount of $54,000,000 issued pursuant to a certain Restructuring and Note Agreement (hereinafter called the "Restructuring Agreement"), dated as of September 19, 2001, between the Company and America Online, Inc.

         This Convertible Note is subject to the provisions of and is entitled to the benefits of the Restructuring Agreement. The Restructuring Agreement provides, inter alia, for certain prepayments upon the terms and conditions set forth in the Restructuring Agreement. Each holder of this Convertible Note, by accepting the same, agrees to and shall be bound by the provisions of the Restructuring Agreement.

         This Convertible Note is also entitled to the benefits of the Security Agreement and the Guarantee and Security Agreement (as such terms are defined in the Restructuring Agreement) and is subject to the terms and conditions of the Intercreditor Agreement (as defined in the Restructuring Agreement), and each holder of this Convertible Note, by accepting the same, agrees to and shall be bound by the terms of the Intercreditor Agreement.

         This Convertible Note is transferable only upon the conditions specified in the Restructuring Agreement.

         This Convertible Note is convertible into Common Stock of the Company (as set forth in Article IV of the Restructuring Agreement) in the manner, and upon the terms and conditions, provided in the Restructuring Agreement.

         In case an Event of Default, as defined in the Restructuring Agreement, shall occur and be continuing, the principal of this Convertible Note may be declared due and payable in the manner and with the effect provided in the Restructuring Agreement.

         No reference herein to the Restructuring Agreement and no provision hereof or thereof shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal hereof and interest hereon at the respective times and places herein and in the Restructuring Agreement described.

         This Convertible Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York.

         Subject to the provisions of Article IV of the Restructuring Agreement, the Company may treat the person in whose name this Convertible Note is registered as the owner and holder of this Convertible Note for the purpose of receiving payment of principal of, premium, if any, and interest on this Convertible Note and for all other purposes whatsoever and the Company shall not be affected by any notice to the contrary.

     IN WITNESS WHEREOF, TALK AMERICA HOLDINGS, INC. has caused this Convertible Note to be dated, and to be executed on its behalf by its officer thereunder to duly authorized and its corporate seal to be hereunto duly affixed.

                                                     TALK AMERICA HOLDINGS, INC.



                                                     By_________________________

                                                                     EXHIBIT A-3

                               ELECTION TO CONVERT

To Talk America Holdings, Inc.:

         The undersigned owner of this Convertible Note hereby irrevocably exercises the option to convert this Convertible Note, or the portion below designated, into Common Stock of Talk America Holdings, Inc. in accordance with the terms of the Restructuring Agreement referred to in this Convertible Note, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned, unless a different name has been indicated in the assignment below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

         The undersigned agrees to be bound by the terms of the Restructuring Agreement relating to the Common Stock issuable upon conversion of the Convertible Notes.

Date:

         In whole ____     or               Portion of Convertible Note to be
                                            converted ($1,000 or any integral
                                            multiple thereof): $_______________





                                            Signature:

                                                By:_________________________
                                                Name:
                                                Title:

                                                (Sign exactly as name appears on
                                                the Convertible Note.)


Please Print or Typewrite Name and
Address, Including Zip Code, and
EIN, Social Security or other identifying
Number:

                                   SCHEDULE 1

                                       TO

                RESTRUCTURING AND NOTE AGREEMENT TALK COMPETITORS

AT&T
Bell South
Birch Telecom
Broadwing
Cable & Wireless
Cavalier Telephone
Corecomm
Excel
IDT
Infohighway
MCI Worldcom
Network Plus
Net2Phone
New South
QWEST
Sage Telecom
SBC Communications Inc.
Sprint
Time Warner Telecom
Vartec
Verizon
Z-Tel
McCleod USA
Global Crossing
Level 3 Communications
RCN Corp
Alltel Corp.
CenturyTel Inc.
ITXC Corp.
Citizens Communications
Choice One Communications
ITC Deltacom
CT Communications Inc.
Mpower Holding Corp.
eLec Communications Corp.
Allegiance Telecom
XO Communications
Winstar Communications
CTC Communications Group